Exhibit 99.1

Letter to your clients details special distribution of approximately $0.03 per unit to be processed on or around October 20th.

Final Special Distribution
Once the upcoming special distribution from HGR Liquidating Trust (formerly Hines Global REIT) is paid, we will have paid aggregate distributions of $15.14 per unit to holders who have been invested since the inception of Hines Global REIT, Inc.

Letter to Unitholders
For further details, please see the letter that is being sent to unitholders linked below.

Review Client Accounts
Do you know where your clients’ distribution will be sent? Will it be deposited into a brokerage account versus client's address of record? You and your clients should review any account settings on their custodial or brokerage accounts, such as periodic payment options or dividend sweeps. This ensures that the distribution will be directed to the correct destination as well as avoid possible tax consequences on qualified accounts.

Important 2022 Tax Information
Based on current estimates, we do not expect HGR Liquidating Trust to generate taxable income to investors for 2022. For the 2022 tax year, investors will receive a final 2022 grantor letter, which is expected to be mailed in early March 2023.
For more information, contact your Hines Securities Regional Director or Internal Sales Consultant at 888.446.3773.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected timing and amount of the final special distribution and the completion of the winding down of HGR Liquidation Trust's operations. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the liquidation and dissolution. For a further list and description of risks and uncertainties, see the reports filed by HGR Liquidation Trust with the SEC, including HGR Liquidation Trust's Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement speaks only as of the date of this report. HGR Liquidation Trust disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.

HGR Liquidating Trust is closed to new investors.

FOR INSTITUTIONAL USE ONLY. Not for distribution to the public. Hines Securities, Inc., Member FINRA/SIPC , was the dealer manager for Hines Global REIT's public offerings. For more information, call 888.446.3773 or visit www.hinessecurities.com/hgrliquidatingtrust